Exhibit 99.1

NEWS RELEASE

Technical Communications Corporation	Michael P. Malone
100 Domino Drive	Chief Financial Officer
Concord, MA 01742 – 2892	(978) 287 5100
www.tccsecure.com

TECHNICAL COMMUNICATIONS CORPORATION

BOARD ADOPTS STOCKHOLDER RIGHTS PLAN

     Concord MA, August 6, 2004 – Technical Communications Corporation (OTCBB: TCCO.OB) (the “Corporation”) today announced that its Board of Directors adopted a Stockholder Rights Plan (“Rights Plan”) designed to enhance the Board’s ability to protect the Corporation’s stockholders in the event of takeover activity that could deny them the full value of their investment or is otherwise not in the best interests of the corporation or its stockholders. The Rights Plan was not adopted in response to any specific takeover threat.

     In adopting the Rights Plan, the Board declared a dividend distribution of one common stock purchase right for each outstanding share of common stock of the Corporation, payable to stockholders of record at the close of business on August 13, 2004. Until the rights become exercisable, they will trade automatically with the Corporation’s common stock and separate rights certificates will not be issued. The rights will become exercisable only in the event, with certain exceptions, that a person or group of affiliated or associated persons acquires 15% or more of the Corporation’s voting stock, or a person or group of affiliated or associated persons commences a tender or exchange offer which, if successfully consummated, would result in such person or group owning 15% or more of the Corporation’s voting stock.

     Each right, once exercisable, will entitle the holder (other than rights owned by an acquiring person or group) to buy one share of the Corporation’s Common Stock at a price of $25 per share, subject to certain adjustments. In addition, upon the occurrence of specified events, holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase either the Corporation’s Common Stock or shares in an “acquiring entity” at approximately half of market value. Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Corporation’s outstanding voting stock, subject to certain exceptions, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by an acquiring person or group) for shares of the Corporation’s Common Stock having a fair market value on the date of such acquisition equal to the excess of (i) the fair market value of Common Stock issuable upon exercise of the rights over (ii) the exercise price of the rights.

     The Corporation generally will be entitled to redeem the rights at $.001 per right at any time prior to the close of business on the tenth business day after there has been a public announcement of the beneficial ownership by any person or group of 15% or more of the Company’s voting stock, subject to certain exceptions. The rights will expire on August 5, 2014 unless earlier redeemed.

     Commenting on the Rights Plan, Carl H. Guild, Chairman, President and Chief Executive Officer, said, “The Board of Directors did not adopt the Rights Plan in response to any specific effort to acquire control of the Corporation. The Board believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of stockholders. It seeks to ensure that stockholders realize the long-term value of their investment in the Corporation. The Rights Plan should encourage anyone seeking to acquire the Corporation to treat all stockholders fairly and equally and to negotiate with the Board prior to a takeover attempt.”

     Details of the Rights Plan will be outlined in a letter posted to the Corporation’s website on or about August 6, 2004.

About Technical Communications Corporation

     TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s proven security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

     Matters discussed in this news release, including any discussion of or impact, expressed or implied, on our anticipated operating results, financial condition and future earnings, including statements about the Company’s ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates”, “believes”, “expects”, “may”, “plans” and “estimates”, among others, involve known and unknown risks. The Company’s operating results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s operating results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates and the Company’s ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-KSB for the fiscal year ended September 27, 2003, and the Company’s quarterly reports on Form 10-QSB for the fiscal quarters ended December 27, 2003 and March 27, 2004.